Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-169119

Subject to Completion Preliminary Term Sheet dated December 23, 2010 Units Expected Pricing Date* January , 2011 Capped Leveraged Index Return Notes Settlement Date* February , 2011 Linked to a Global Equity Basket, Maturity Date* January , 2013 due January , 2013 CUSIP No. $10 principal amount per unit Term Sheet No. 200% leveraged upside exposure to increases in the value of a Basket comprised of the MSCI World Index and the MSCI Emerging Markets (EM) Index, subject to a cap between 16% to 20% The MSCI World Index will be given an initial weight of 75.00% and the MSCI Emerging Markets (EM) Index will be given an initial weight of 25.00% 1-to-1 downside exposure to decreases in the value of the Basket in excess of the Threshold Value, with up to 90% of the principal amount at risk A maturity of approximately two years Payment of the Redemption Amount at maturity is subject to the credit risk of Barclays Bank PLC No periodic interest payments No listing on any securities exchange LIRNs are senior unsecured debt securities and are not deposit liabilities of Barclays Bank PLC. LIRNs are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction. Market downside Protection Enhanced Income Market Access Enhanced Return The LIRNs are being offered by Barclays Bank PLC (“Barclays”). The LIRNs will have the terms specified in this term sheet as supplemented by the documents indicated below under “Additional Terms” (together, the “Note Prospectus”). Investing in the LIRNs involves a number of risks. There are important differences between the LIRNs and a conventional debt security, including different investment risks. See “Risk Factors” and “Additional Risk Factors” on page TS-5 of this term sheet and beginning on page S-10 of product supplement LIRN-1. LIRNs: Are Not FDIC Insured Are Not Bank Guaranteed May Lose Value In connection with this offering, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) is acting in its capacity as principal for your account. None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus is truthful or complete. Any representation to the contrary is a criminal offense. Per Unit Total Public offering price (1) $10.00 $ Underwriting discount (1) $ 0.20 $ Proceeds, before expenses, to Barclays Bank PLC $ 9.80 $ (1) The public offering price and underwriting discount for any purchase of 500,000 units or more in a single transaction by an individual investor will be $9.95 per unit and $0.15 per unit, respectively. The public offering price and underwriting discount for any purchase by certain fee-based trusts and fee-based discretionary accounts managed by U.S. Trust operating through Bank of America, N.A. will be $9.80 per unit and $0.00 per unit, respectively. *Depending on the date the LIRNs are priced for initial sale to the public (the “pricing date”), which may be in January or February 2011, the settlement date may occur in January or February 2011, and the maturity date may occur in January or February 2013. Any reference in this term sheet to the month in which the pricing date, the settlement date, or the maturity date will occur is subject to change as specified above. Merrill Lynch & Co. January , 2011

Summary The Capped Leveraged Index Return Notes Linked to a Global Equity Basket, due January , 2013 (the “LIRNs”) are our senior unsecured debt securities. The LIRNs are not guaranteed or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom, or any other jurisdiction, or secured by collateral. The LIRNs will rank equally with all of our other unsecured and unsubordinated debt, and any payments due on the LIRNs, including any repayment of principal, will be subject to the credit risk of Barclays. The LIRNs provide a leveraged return for investors, subject to a cap, if the value of the Global Equity Basket described below (the “Basket”) increases moderately from the Starting Value of the Basket, which will be set to 100.00 on the pricing date, to the Ending Value of the Basket, determined during the Maturity Valuation Period. Investors must be willing to forgo interest payments on the LIRNs and be willing to accept a return that is capped or a repayment that is less, and potentially significantly less, than the Original Offering Price. The Basket is comprised of the MSCI World Index and the MSCI Emerging Markets (EM) Index (each, a “Basket Component Index,” and together, the “Basket Component Indices”). On the pricing date, the MSCI World Index will be given an initial weight of 75% and the MSCI Emerging Markets (EM) Index will be given an initial weight of 25%. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement LIRN-1. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to Barclays. Terms of the LIRNs Issuer: Barclays Bank PLC (“Barclays”) Original Offering Price: $10 per unit Term: Approximately two years Market Measure: A Global Equity Basket comprised of the MSCI World Market Index (Bloomberg symbol: “MXWO”) and the MSCI Emerging Markets (EM) Index (Bloomberg symbol: “MXEF”) Starting Value: The Starting Value will be set to 100.00 on the pricing date. Ending Value: The average of the closing values of the Basket on each scheduled calculation day during the Maturity Valuation Period. If it is determined that a scheduled calculation day is not a Market Measure Business Day, or if a Market Disruption Event occurs on a scheduled calculation day, the Ending Value will be determined as more fully described on page S-24 of product supplement LIRN-1. Threshold Value: The Threshold Value will be set to 90.00 (or 90% of the Starting Value) on the pricing date. Capped Value: $11.60 to $12.00 per unit of the LIRNs, which represents a return of 16% to 20% over the Original Offering Price. The actual Capped Value will be determined on the pricing date and set forth in the final term sheet that will be made available in connection with sales of the LIRNs. Participation Rate: 200% Downside Leverage Factor: 100% Maturity Valuation Period: Five scheduled calculation days shortly before the maturity date, determined on the pricing date and set forth in the final term sheet that will be made available in connection with sales of the LIRNs. Joint Calculation Agents: Barclays and MLPF&S Determining the Redemption Amount for the LIRNs On the maturity date, you will receive a cash payment per unit (the “Redemption Amount”) calculated as follows: Is the Ending Value greater than the Starting Value? Ending Value Starting Value $10 + not to exceed the Capped Value. No Is the Ending value equal to or greater than the Threshold Value? – Threshold Value Ending Value Downside Leverage Factor In this case, you will receive a payment that is less, and possibly significantly less, than the Original Offering Price per unit.

Hypothetical Payout Profile This graph reflects the hypothetical returns on the LIRNs at maturity, based upon the Participation Rate of 200%, the Threshold Value equal to 90% of the Starting Value, and a hypothetical Capped Value of $11.80 (an 18% return), the midpoint of the Capped Value range of $11.60 to $20.00. The green line reflects the hypothetical returns on the LIRNs, while the dotted grey line reflects the return of a hypothetical direct investment in the stocks included in the Basket Component Indices, excluding dividends. This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual Ending Value, Capped Value, and the term of your investment. Hypothetical Redemption Amounts Examples Set forth below are four examples of hypothetical Redemption Amount calculations (rounded to two decimal places) payable at maturity, based upon the Participation Rate of 200%, the Downside Leverage Factor of 100%, the Starting Value of 100.00, the Threshold Value of 90.00, and a hypothetical Capped Value of $11.80 per unit, the midpoint of the Capped Value range of $11.60 to $20.00. Example 1 — The hypothetical Ending Value is 70% of the Starting Value and is less than the Threshold Value: Starting Value: 100.00 Threshold Value: 90.00 Hypothetical Ending Value: 70.00 [GRAPHIC APPEARS HERE] = $8.00 Hypothetical Redemption Amount (per unit) = $8.00 Example 2 — The hypothetical Ending Value is 95% of the Starting Value and is greater than the Threshold Value: Starting Value: 100.00 Threshold Value: 90.00 Hypothetical Ending Value: 95.00 Hypothetical Redemption Amount (per unit) = $10.00 If the Ending Value is less than or equal to the Starting Value but is greater than or equal to the Threshold Value, the Redemption Amount will equal the Original Offering Price. Example 3 — The hypothetical Ending Value is 104% of the Starting Value: Starting Value: 100.00 Hypothetical Ending Value: 104.00 [GRAPHIC APPEARS HERE] = $10.80 Hypothetical Redemption Amount (per unit) = $10.80 Example 4 — The hypothetical Ending Value is 150% of the Starting Value: Starting Value: 100.00 Hypothetical Ending Value: 150.00 [GRAPHIC APPEARS HERE] = $20.00 Hypothetical Redemption Amount (per unit) = $11.80 (The Redemption Amount cannot be greater than the Capped Value.)

Capped Leveraged Index Return Notes®
Linked to a Global Equity Basket, due January , 2013
Enhanced Return

The following table illustrates, for a Starting Value of 100.00, the Threshold Value of 90.00 (90% of the Starting Value), and a range of **hypothetical** Ending Values of the Basket:

- the percentage change from the Starting Value to the **hypothetical** Ending Value;
- the **hypothetical** Redemption Amount per unit of the LIRNs (rounded to two decimal places); and
- the **hypothetical** total rate of return to holders of the LIRNs.

The table below is based on the Participation Rate of 200%, the Downside Leverage Factor of 100%, and a **hypothetical** Capped Value of $11.80 (per unit), the midpoint of the Capped Value range of $11.60 to $20.00.

Hypothetical Ending Value[(1)]	Percentage Change from the Starting Value to the Hypothetical Ending Value	Hypothetical Redemption Amount per Unit	Hypothetical Total Rate of Return on the LIRNs
50.00	-50.00%	6.00	-40.00%
60.00	-40.00%	7.00	-30.00%
70.00	-30.00%	8.00	-20.00%
85.00	-15.00%	9.50	-5.00%
90.00[(2)]	-10.00%	10.00	0.00%
96.00	-4.00%	10.00	0.00%
98.00	-2.00%	10.00	0.00%
100.00[(3)]	0.00%	10.00	0.00%
102.00	2.00%	10.40	4.00%
104.00	4.00%	10.80	8.00%
110.00	10.00%	11.80[(4)]	18.00%
120.00	20.00%	11.80	18.00%
130.00	30.00%	11.80	18.00%
140.00	40.00%	11.80	18.00%
150.00	50.00%	11.80	18.00%

(1) Each Basket Component Index comprising the Basket is a price return index. Accordingly, the Ending Value will not include any income generated by dividends paid on the stocks included in the Basket Component Indices, which you would otherwise be entitled to receive if you invested in those stocks directly.

(2) The Threshold Value will be set to 90.00, or 90% of the Starting Value, on the pricing date.

(3) The Starting Value will be set to 100.00 on the pricing date.

(4) The **hypothetical** Redemption Amount per unit of the LIRNs cannot exceed the **hypothetical** Capped Value of $11.80 (the midpoint of the Capped Value range of $11.60 to $12.00). The actual Capped Value will be determined on the pricing date and set forth in the final term sheet that will be made available in connection with sales of the LIRNs.

The above figures are for purposes of illustration only. The actual amount you receive and the resulting total rate of return will depend on the actual Ending Value, Capped Value, and the term of your investment.

Capped Leveraged Index Return Notes®
TS-4

Capped Leveraged Index Return Notes®
Linked to a Global Equity Basket, due January , 2013

Enhanced Return

Risk Factors

There are important differences between the LIRNs and a conventional debt security. An investment in the LIRNs involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the LIRNs in the "Risk Factors" sections beginning on page S-10 of product supplement LIRN-1 and page S-5 of the MTN prospectus supplement identified below under "Additional Terms." We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the LIRNs.

- Your investment may result in a loss; there is no guaranteed return of principal.
- Your yield may be less than the yield on a conventional debt security of comparable maturity.
- Your investment return, if any, is limited to the return represented by the Capped Value.
- Your investment return, if any, may be less than a comparable investment directly in the stocks included in the Basket Component Indices.
- Payments on the LIRNs are subject to our credit risk, and changes in our credit ratings are expected to affect the value of the LIRNs.
- You must rely on your own evaluation of the merits of an investment linked to the Basket.
- The costs of developing, hedging, and distributing the LIRNs are reflected in the Original Offering Price, and will not be reflected in secondary market prices.
- A trading market is not expected to develop for the LIRNs. We, MLPF&S, and our respective affiliates are not obligated to make a market for, or to repurchase, the LIRNs.
- The Redemption Amount will not be affected by all developments relating to the Basket Component Indices.
- Changes in the levels of the Basket Component Indices may offset each other. Due to its higher Initial Component Weight, changes in the level of the MSCI World Index will have a more substantial impact on the value of the Basket than similar changes in the level of the MSCI Emerging Markets (EM) Index.
- The Index Publisher (as defined below) may adjust its Basket Component Indices in a way that affects their levels, and the Index Publisher has no obligation to consider your interests.
- You will have no rights of a holder of the securities included in the Basket Component Indices, and you will not be entitled to receive securities or dividends or other distributions of the issuers of those securities.
- While we, MLPF&S, and our respective affiliates may from time to time own shares of companies included in the Basket Component Indices, we, MLPF&S, and our respective affiliates do not control any company included in either Basket Component Index, and are not responsible for any disclosure made by any other company.
- Your return on the LIRNs may be affected by factors affecting the international securities markets.
- Exchange rate movements may impact the value of the LIRNs.
- If you attempt to sell the LIRNs prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than their Original Offering Price.
- Purchases and sales by us, MLPF&S and our respective affiliates of shares of companies included in the Basket Component Indices may affect your return.
- Our trading and hedging activities, and those of MLPF&S, may create conflicts of interest with you.
- Our hedging activities, and those of MLPF&S, may affect your return on the LIRNs and their market value.
- Our business activities and those of MLPF&S relating to the companies whose securities are included in the Basket Component Indices may create conflicts of interest with you.
- There may be potential conflicts of interest involving the calculation agent. We may appoint and remove the calculation agent.
- The U.S. federal income tax consequences of the LIRNs are uncertain, and may be adverse to a holder of the LIRNs. See "Certain U.S. Federal Income Taxation Considerations" below and "U.S. Federal Income Tax Summary" beginning on page S-35 of product supplement LIRN-1.

Additional Risk Factors

Because the MSCI Emerging Markets (EM) Index is a Basket Component Index, an investment in the LIRNs will involve risks that are not generally associated with investments that are not linked to the equity securities of issuers from emerging markets.

Many of the issuers included in the MSCI Emerging Markets (EM) Index are based in nations that are undergoing rapid institutional change, including the restructuring of economic, political, financial, and legal systems. The regulatory and tax environments in these nations may be subject to change without review or appeal, and many emerging markets suffer from underdevelopment of their capital markets and their tax systems. In addition, in some of these nations, issuers of the relevant securities face the threat of expropriation their assets, and/or nationalization of their businesses. It may be more difficult for an investor in these markets to monitor investments in these companies, because these companies may be subject to fewer disclosure requirements than companies in developed markets, and economic and financial data about some of these countries may be unreliable. See "Risk Factors—Risk Factors Relating to Equity-Based Market Measures—If the Market Measure to which your LIRNs are linked includes stocks traded on foreign exchanges, your return may be affected by factors affecting international securities markets" on page S-18 of product supplement LIRN-1.

Capped Leveraged Index Return Notes®

TS-5

Investor Considerations You may wish to consider an investment in the LIRNs if: The LIRNs may not be an appropriate investment for you if: You anticipate that the value of the Basket will increase moderately from the Starting Value to the Ending Value. You accept that your investment will result in a loss, which could be significant, if the value of the Basket decreases from the Starting Value to an Ending Value that is less than the Threshold Value. You accept that the return on the LIRNs will not exceed the return represented by the Capped Value. You are willing to forgo interest payments on the LIRNs, such as fixed or floating rate interest paid on traditional interest bearing debt securities. You seek exposure to the Basket Component Indices with no expectation of dividends or other benefits of owning the stocks included in the Basket Component Indices. You are willing to accept that a trading market is not expected to develop for the LIRNs. You understand that secondary market prices for the LIRNs, if any, will be affected by various factors, including our actual and perceived creditworthiness. You are willing to make an investment, the payments on which depend on our creditworthiness, as the issuer of the LIRNs. You anticipate that the value of the Basket will decrease from the Starting Value to the Ending Value or that the value of the Basket will not increase sufficiently over the term of the LIRNs to provide you with your desired return. You seek 100% principal protection or preservation of capital. You seek a return on your investment that will not be capped at a percentage that will be between 16% and 20% over the Original Offering Price. You seek interest payments or other current income on your investment. You want to receive dividends or other distributions paid on the stocks included in the Basket Component Indices. You seek assurances that there will be a liquid market if and when you want to sell the LIRNs prior to maturity. You are unwilling or are unable to assume the credit risk associated with us, as the issuer of the LIRNs. Other Terms of the LIRNs Market Measure Business Day The following definition shall supersede and replace the definition of a “Market Measure Business Day” set forth on pages S-7 and S-24 of product supplement LIRN-2. A “Market Measure Business Day” means a day on which: (A) the New York Stock Exchange, the NASDAQ Stock Market, the London Stock Exchange, the Frankfurt Stock Exchange, the Paris Bourse, and the Tokyo Stock Exchange (as to the MSCI World Index); and the London Stock Exchange, the Hong Kong Stock Exchange, the São Paulo Stock Exchange, and the Korea Stock Exchange (as to the MSCI Emerging Markets (EM) Index) (or any successor to the foregoing exchanges) are open for trading; and (B) the Basket Component Indices or any successors thereto are calculated and published. Other Provisions We may deliver the LIRNs against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the LIRNs occurs more than three business days from the pricing date, purchasers who wish to trade the LIRNs more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement. If you place an order to purchase the LIRNs, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account. Supplement to the Plan of Distribution MLPF&S will participate as selling agent in the distribution of the LIRNs. Under our distribution agreement with MLPF&S, MLPF&S will purchase the LIRNs from us on the issue date as principal at the purchase price indicated on the cover of this term sheet, less the indicated underwriting discount. MLPF&S will not receive an underwriting discount for LIRNs sold to certain fee-based trusts and fee-based discretionary accounts managed by U.S. Trust operating through Bank of America, N.A. In the original offering of the LIRNs, the LIRNs will be sold in minimum investment amounts of 100 units. MLPF&S may use this Note Prospectus for offers and sales in secondary market transactions and market-making transactions in the LIRNs, but is not obligated to engage in such secondary market transactions and/or market-making transactions. The distribution of the Note Prospectus in connection with such offers or sales will be solely for the purpose of providing investors with the description of the terms of the LIRNs that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding Barclays or for any purpose other than that described in the immediately preceding sentence. MLPF&S may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market prices at the time of the sale.

Capped Leveraged Index Return Notes®
Linked to a Global Equity Basket, due January , 2013
Enhanced Return

The Basket

The Basket is designed to allow investors to participate in the percentage changes in the levels of the Basket Component Indices from the Starting Value to the Ending Value of the Basket. The Basket Component Indices are described in the section "The Basket Component Indices" below. Each Basket Component Index will be assigned an initial weight on the pricing date, as set forth in the table below.

For more information on the calculation of the value of the Basket, please see the section entitled "Description of LIRNs—Basket Market Measures" beginning on page S-30 of product supplement LIRN-1.

If December 20, 2010 were the pricing date, for each Basket Component Index, the Initial Component Weight, the closing level, the **hypothetical** Component Ratio and the initial contribution to the Basket value would be as follows:

Basket Component Index	Bloomberg Symbol	Initial Component Weight	Closing Level(1)(2)	Hypothetical Component Ratio(1)(3)	Initial Basket Value Contribution
MSCI World Index	MXWO	75%	1,259.82	0.05953231	75.00
The MSCI Emerging Markets (EM) Index	MXEF	25%	1,111.01	0.02250205	25.00
				Starting Value	100.00

(1) The actual closing level of each Basket Component Index and the resulting actual Component Ratios will be determined on the pricing date, subject to adjustment as more fully described in the section entitled "Description of LIRNs—Basket Market Measures—Determination of the Component Ratio for Each Basket Component—Equity-Based Basket Components" beginning on page S-31 of product supplement LIRN-1 if a Market Disruption Event occurs on the pricing date as to any Basket Component Index. The actual closing level and Component Ratio of each Basket Component Index will be set forth in the final term sheet that will be made available in connection with sales of the LIRNs.

(2) These were the closing levels of the Basket Component Indices on December 20, 2010.

(3) Each **hypothetical** Component Ratio equals the Initial Component Weight of the relevant Basket Component Index (as a percentage) multiplied by 100, and then divided by the closing level of that Basket Component Index on December 20, 2010 and rounded to eight decimal places.

The calculation agent will calculate the value of the Basket by summing the products of the closing level for each Basket Component Index on each calculation day during the Maturity Valuation Period and the Component Ratio applicable to such Basket Component Index. If a Market Disruption Event occurs as to any Basket Component Index on any scheduled calculation day, the closing level of that Basket Component Index will be determined as more fully described beginning on page S-24 of product supplement LIRN-1 in the section "Description of LIRNs—The Starting Value and the Ending Value—Ending Value—Equity-Based Basket Market Measures."

Capped Leveraged Index Return Notes®
TS-7

While historical information on the Basket will not exist before the pricing date, the following graph sets forth the hypothetical historical monthly performance of the Basket in the period from January 2005 through November 2010. The graph based upon month-end historical levels of each Basket Component Index with hypothetical Component Ratios determined as of December 31, 2004, and a Basket Value of 100.00 as of that date. This hypothetical historical data on the Basket is not necessarily indicative of the future performance of the Basket or what the value of the LIRNs may be. Any historical upward or downward trend in the value of the Basket during any period set forth below is not an indication that the value of the Basket is more or less likely to increase or decrease at any time over the term of the LIRNs.

The Basket Component Indices All disclosures contained in this term sheet regarding the Basket Component Indices, including, without limitation, their make up, method of calculation, and changes in their components, have been derived from publicly available sources. Additional information on the Basket Component Indices is available on the MSCI Barra website: www.mscibarra.com. We are not incorporating by reference the website or any material included on that website in this term sheet. The information reflects the policies of, and is subject to change by, MSCI Inc. (“MSCI,” or the “Index Publisher”). The Index Publisher has no obligation to continue to publish, and may discontinue publication of, the Basket Component Indices. The consequences of the Index Publisher discontinuing publication of the Basket Component Indices are discussed in the section of product supplement LIRN-1 entitled “Description of LIRNs—Discontinuance of a Market Measure” on page S-30 of product supplement LIRN-1. None of us, the calculation agent, or the selling agent accepts any responsibility for the calculation, maintenance, or publication of any of the Basket Component Indices or any successor index. The MSCI World Index The MSCI World Index is intended to measure the performance of the equity markets in developed countries, including the United States and Canada. The MSCI World Index is a free float-adjusted market capitalization equity index with a base date of December 31, 1969 and an initial value of 100. The Index is calculated daily in U.S. dollars and published in real time every 15 seconds during market trading hours. The MSCI World Index currently consists of the following 24 developed market country indices: Australia, Austria, Belgium, Canada, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Israel, Italy, Japan, Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, the United Kingdom, and the United States. As of December 20, 2010, the five largest country weights were United States (49.6%), Japan (10.1%), the United Kingdom (9.7%), Canada (5.3%), and France (4.3%), and the five largest sector weights were Financials (19.7%), Information Technology (11.9%), Industrials (11.2%), Energy (10.7%), and Consumer Discretionary (10.6%). The Index is part of the MSCI Regional Equity Indices series and is an MSCI Global Investable Market Index, which is a family within the MSCI International Equity Indices. The MSCI Emerging Markets (EM) Index The MSCI Emerging Markets (EM) Index is intended to measure equity market performance in the global emerging markets. The MSCI Emerging Markets (EM) Index is a free float-adjusted market capitalization index with a base date of December 31, 1987 and an initial value of 100. The MSCI Emerging Markets (EM) Index is calculated daily in U.S. dollars and published in real time every 60 seconds during market trading hours. The MSCI Emerging Markets (EM) Index currently consists of the following 21 emerging market country indices: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Malaysia, Mexico, Morocco, Peru, Philippines, Poland, Russia, South Africa, South Korea, Taiwan, Thailand, and Turkey. As of November 15, 2010, the five largest country weights were China (17.6%), Brazil (15.6%), South Korea (13.8%), Taiwan (11.3%), and India (7.9%), and the five largest sector weights were Financials (24.9%), Materials (14.9%), Energy (14.1%), Consumer Staples (6.7%), and Utilities (3.4%). The MSCI Emerging Markets (EM) Index is part of the MSCI Regional Equity Indices series and is an MSCI Global Investable Market Index, which is a family within the MSCI International Equity Indices. General—MSCI Indices MSCI provides global equity indices intended to measure equity performance in international markets and the MSCI International Equity Indices are designed to serve as global equity performance benchmarks. In constructing these indices, MSCI applies its index construction and maintenance methodology across developed, emerging, and frontier markets. MSCI enhanced the methodology used in its MSCI International Equity Indices. The MSCI Standard and MSCI Small Cap Indices, along with the other MSCI equity indices based on them, transitioned to the global investable market indices methodology described below. The transition was completed at the end of May 2008. The Enhanced MSCI Standard Indices are composed of the MSCI Large Cap and Mid Cap Indices. The MSCI Global Small Cap Index transitioned to the MSCI Small Cap Index resulting from the Global Investable Market Indices methodology and contains no overlap with constituents of the transitioned MSCI Standard Indices. Together, the relevant MSCI Large Cap, Mid Cap, and Small Cap Indices will make up the MSCI investable market index for each country, composite, sector, and style index that MSCI offers. Constructing the MSCI Global Investable Market Indices. MSCI undertakes an index construction process, which involves: defining the equity universe; determining the market investable equity universe for each market; determining market capitalization size segments for each market; applying index continuity rules for the MSCI Standard Index; creating style segments within each size segment within each market; and classifying securities under the Global Industry Classification Standard (the “GICS”). Defining the Equity Universe. The equity universe is defined by: Identifying Eligible Equity Securities: the equity universe initially looks at securities listed in any of the countries in the MSCI Global Index Series, which will be classified as either Developed Markets (“DM”) or Emerging Markets (“EM”). All listed equity securities, or listed securities that exhibit characteristics of equity securities, except mutual funds, ETFs, equity derivatives, limited partnerships, and most investment trusts, are eligible for inclusion in the equity universe. Real Estate Investment Trusts (“REITs”) in some countries are also eligible for inclusion. Classifying Eligible Securities into the Appropriate Country: each company and its securities (i.e., share classes) are classified in only one country.

Determining the Market Investable Equity Universes. A market investable equity universe for a market is derived by applying investability screens to individual companies and securities in the equity universe that are classified in that market. A market is equivalent to a single country, except in DM Europe, where all DM countries in Europe are aggregated into a single market for index construction purposes. Subsequently, individual DM Europe country indices within the MSCI Europe Index are derived from the constituents of the MSCI Europe Index under the global investable market indices methodology. The investability screens used to determine the investable equity universe in each market are as follows: Equity Universe Minimum Size Requirement: this investability screen is applied at the company level. In order to be included in a market investable equity universe, a company must have the required minimum full market capitalization. Equity Universe Minimum Free Float-Adjusted Market Capitalization Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have a free float-adjusted market capitalization equal to or higher than 50% of the equity universe minimum size requirement. DM and EM Minimum Liquidity Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have adequate liquidity. The twelve-month and three-month Annual Traded Value Ratio (“ATVR”), a measure that screens out extreme daily trading volumes and takes into account the free float-adjusted market capitalization size of securities, together with the three-month frequency of trading are used to measure liquidity. In the calculation of the ATVR, the trading volumes in depository receipts associated with that security, such as ADRs or GDRs, are also considered. A minimum liquidity level of 20% of three- and twelve-month ATVR and 90% of three-month frequency of trading over the last four consecutive quarters is required for inclusion of a security in a market investable equity universe of a DM, and a minimum liquidity level of 15% of three- and twelve-month ATVR and 80% of three-month frequency of trading over the last four consecutive quarters is required for inclusion of a security in a market investable equity universe of an EM. Global Minimum Foreign Inclusion Factor Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security’s Foreign Inclusion Factor (“FIF”) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free float of and/or the foreign ownership limits applicable to a specific security (or company). In general, a security must have an FIF equal to or larger than 0.15 to be eligible for inclusion in a market investable equity universe. Minimum Length of Trading Requirement: this investability screen is applied at the individual security level. For an initial public offering (“IPO”) to be eligible for inclusion in a market investable equity universe, the new issue must have started trading at least four months before the implementation of the initial construction of the index or at least three months before the implementation of a semi-annual index review (as described below). This requirement is applicable to small new issues in all markets. Large IPOs are not subject to the minimum length of trading requirement and may be included in a market investable equity universe and the MSCI Standard Index outside of a Quarterly or Semi-Annual Index Review (as defined below). Defining Market Capitalization Size Segments for Each Market. Once a market investable equity universe is defined, it is segmented into the following size?based indices: Investable Market Index (Large + Mid + Small); Standard Index (Large + Mid); Large Cap Index; Mid Cap Index; or Small Cap Index. Creating the size segment indices in each market involves the following steps: defining the market coverage target range for each size segment; determining the global minimum size range for each size segment; determining the market size-segment cutoffs and associated segment number of companies; assigning companies to the size segments; and applying final size-segment investability requirements. Index Continuity Rules for the Standard Indices. In order to achieve index continuity, as well as to provide some basic level of diversification within a market index, and notwithstanding the effect of other index construction rules described in this section, a minimum number of five constituents will be maintained for a DM Standard Index and a minimum number of three constituents will be maintained for an EM Standard Index. Creating Style Indices within Each Size Segment. All securities in the investable equity universe are classified into value or growth segments using the MSCI Global Value and Growth methodology. Classifying Securities under the Global Industry Classification Standard. All securities in the global investable equity universe are assigned to the industry that best describes their business activities. To this end, MSCI has designed, in conjunction with Standard & Poor’s, the GICS. Under the GICS, each company is assigned to one sub?industry according to its principal business activity. Therefore, a company can belong to only one industry grouping at each of the four levels of the GICS.

Index Maintenance The MSCI global investable market indices are maintained with the objective of reflecting the evolution of the underlying equity markets and segments on a timely basis, while seeking to achieve index continuity, continuous investability of constituents and replicability of the indices, and index stability, and low index turnover. In particular, index maintenance involves: (i) Semi-Annual Index Reviews (“SAIRs”) in May and November of the Size Segment and Global Value and Growth Indices which include: updating the indices on the basis of a fully refreshed equity universe; taking buffer rules into consideration for migration of securities across size and style segments; and updating FIFs and Number of Shares (“NOS”). (ii) Quarterly Index Reviews (“QIRs”) in February and August of the Size Segment Indices aimed at: including significant new eligible securities (such as IPOs that were not eligible for earlier inclusion) in the index; allowing for significant moves of companies within the Size Segment Indices, using wider buffers than in the SAIR; and reflecting the impact of significant market events on FIFs and updating NOS. (iii) Ongoing Event-Related Changes: changes of this type are generally implemented in the indices as they occur. Significantly large IPOs are included in the indices after the close of the company’s tenth day of trading. Neither we nor any of our affiliates, or MLPF&S, accepts any responsibility for the calculation, maintenance, or publication of, or for any error, omission, or disruption in, the MSCI World Index, the MSCI Emerging Markets (EM) Index, or any successor to these indices. MSCI does not guarantee the accuracy or the completeness of the MSCI World Index, the MSCI Emerging Markets (EM) Index, or any data included in these indices. MSCI assumes no liability for any errors, omissions, or disruption in the calculation and dissemination of the MSCI World Index or the MSCI Emerging Markets (EM) Index. MSCI disclaims all responsibility for any errors or omissions in the calculation and dissemination of the MSCI World Index, the MSCI Emerging Markets (EM) Index, or the manner in which these indices are applied in determining the amount payable on the LIRNs at maturity.

The following graph sets forth the monthly historical performance of the MSCI World Index in the period from January 2005 through November 2010. This historical data on the MSCI World Index is not necessarily indicative of the future performance of the MSCI World Index or what the value of the LIRNs may be. Any historical upward or downward trend in the level of the MSCI World Index during any period set forth below is not an indication that the level of the MSCI World Index is more or less likely to increase or decrease at any time over the term of the LIRNs. On December 20, 2010, the closing level of the MSCI World Index was 1,259.82. [GRAPHIC APPEARS HERE] The following graph sets forth the monthly historical performance of the MSCI Emerging Markets (EM) Index in the period from January 2005 to November 2010. This historical data on the MSCI Emerging Markets (EM) Index is not necessarily indicative of the future performance of the MSCI Emerging Markets (EM) Index or what the value of the LIRNs may be. Any historical upward or downward trend in the level of the MSCI Emerging Markets (EM) Index during any period set forth below is not an indication that the level of the MSCI Emerging Markets (EM) Index is more or less likely to increase or decrease at any time over the term of the LIRNs. On December 20, 2010, the closing level of the MSCI Emerging Markets (EM) Index was 1,111.01. [GRAPHIC APPEARS HERE] Before investing in the LIRNs, you should consult publicly available sources for the levels and trading pattern of the MSCI World Index and the MSCI Emerging Markets (EM) Index. The generally unsettled international environment and related uncertainties, including the risk of terrorism, may result in the MSCI World Index or the MSCI Emerging Markets (EM) Index and financial markets generally exhibiting greater volatility than in earlier periods. Historical trading levels for the Index can be found on MSCI’s website at http://www.mscibarra.com/products/indices/international_equity_indices/performance.html

License Agreement “MSCI World IndexSM” and “MSCI Emerging Markets (EM) IndexSM” are service marks of MSCI and have been licensed for use for certain purposes by us. LIRNs based on the MSCI World Index and the MSCI Emerging Markets (EM) Index are not sponsored, endorsed, sold, or promoted by MSCI, and MSCI makes no representation regarding the advisability of investing in the LIRNs. We have entered into a non-exclusive license agreement with MSCI whereby we, in exchange for a fee, are permitted to use the Basket Component Indices in connection with certain securities, including the LIRNs. We are not affiliated with MSCI; the only relationship between MSCI and us is any licensing of the use of MSCI’s indices and trademarks relating to them. The license agreement between MSCI and Barclays Bank PLC provides that the following disclaimer must be set forth herein: THE LIRNS ARE NOT SPONSORED OR ENDORSED BY MSCI, ANY AFFILIATE OF MSCI OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX. THE LIRNS ARE NOT SOLD OR PROMOTED BY MSCI, ANY AFFILIATE OF MSCI OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX. THE MSCI INDICES ARE THE EXCLUSIVE PROPERTY OF MSCI. MSCI AND THE MSCI INDEX NAMES ARE SERVICE MARKS OF MSCI OR ITS AFFILIATES AND HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY BARCLAYS BANK PLC. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE OWNERS OF THE LIRNS OR ANY MEMBER OF THE PUBLIC REGARDING THE ADVISABILITY OF INVESTING IN FINANCIAL SECURITIES GENERALLY OR IN THE LIRNS PARTICULARLY OR THE ABILITY OF ANY MSCI INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE. MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE MSCI INDICES WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY MSCI WITHOUT REGARD TO THE LIRNS OR TO BARCLAYS BANK PLC OR ANY OWNER OF THE LIRNS. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX HAS ANY OBLIGATION TO TAKE THE NEEDS OF BARCLAYS BANK PLC OR OWNERS OF THE LIRNS INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE MSCI INDICES. NEITHER MSCI, ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THE LIRNS TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY WHICH THE LIRNS ARE REDEEMABLE FOR CASH. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, THE MAKING OR COMPILING ANY MSCI INDEX HAS ANY OBLIGATION OR LIABILITY TO THE OWNERS OF THE LIRNS IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF THE LIRNS. NOTWITHSTANDING THE FOREGOING, CERTAIN AFFILIATES OF MSCI MAY ACT AS DEALERS IN CONNECTION WITH THE SALE OF THE LIRNS AND, AS SUCH, MAY SELL OR PROMOTE THE LIRNS OR MAY BE INVOLVED IN THE ADMINISTRATION, MARKETING OR OFFERING OF THE LIRNS. ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDICES FROM SOURCES WHICH MSCI CONSIDERS RELIABLE, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR THE COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY BARCLAYS BANK PLC, BARCLAYS BANK PLC’S CUSTOMERS OR COUNTERPARTIES, OWNERS OF THE LIRNS, OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. FURTHER, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, AND MSCI, ANY OF ITS AFFILIATES AND ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO ANY MSCI INDEX AND ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL MSCI, ANY OF ITS AFFILIATES OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES. No purchaser, seller, or holder of the LIRNs, or any other person or entity, should use or refer to any MSCI trade name, trademark, or service mark to sponsor, endorse, market, or promote the LIRNs without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

Certain U.S. Federal Income Taxation Considerations Some of the tax consequences of your investment in the LIRNs are summarized below. The discussion below supplements the discussions under “U.S. Federal Income Tax Summary”, beginning on page S-35 of product supplement LIRN-1, and “Certain U.S. Federal Income Tax Considerations”, beginning on page S-120 of the Series A MTN prospectus supplement. As described in product supplement LIRN-1, this section applies to you only if you are a U.S. holder (as defined in product supplement LIRN-1) and you hold your LIRNs as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in product supplement LIRN-1. The U.S. federal income tax consequences of your investment in the LIRNs are uncertain and the Internal Revenue Service could assert that the LIRNs should be taxed in a manner that is different than described below. Pursuant to the terms of the LIRNs, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your LIRNs as a pre-paid cash-settled executory contract with respect to the Index. If your LIRNs are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your LIRNs in an amount equal to the difference between the amount you receive at such time and the amount you paid for your LIRNs. Such gain or loss should generally be long-term capital gain or loss if you have held your LIRNs for more than one year. In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your LIRNs in the manner described above. This opinion assumes that the description of the terms of the LIRNs in this term sheet is materially correct. As discussed further in product supplement LIRN-1, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the LIRNs, possibly with retroactive effect. For a further discussion of the tax treatment of your LIRNs as well as possible alternative characterizations, please see the discussions under “U.S. Federal Income Tax Summary” in product supplement LIRN-1 and “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the Series A MTN prospectus supplement. For additional, important considerations related to tax risks associated with investing in the LIRNs, you should also examine the discussion in “Risk Factors—General Risks Relating to LIRNs—Significant aspects of the U.S. federal income tax treatment of the LIRNs are uncertain” beginning on page S-17 of product supplement LIRN-1. You should consult your tax advisor as to the possible alternative treatments in respect of the LIRNs. Recently Enacted Legislation. Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 in taxable years beginning after March 18, 2010 will generally be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your LIRNs), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the LIRNs.

Additional Terms

You should read this term sheet, together with the documents listed below, which together contain the terms of the LIRNs and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth under “Risk Factors” and “Additional Risk Factors” in the sections indicated on the cover of this term sheet. The LIRNs involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the LIRNs.

You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

▪	Product supplement LIRN-1 dated September 22, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510214606/d424b3.htm

▪	Series A MTN prospectus supplement dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201604/d424b3.htm

▪	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

Our Central Index Key, or CIK, on the SEC Website is 312070.

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the product supplement, the prospectus supplement, and the prospectus in that registration statement, and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you the Note Prospectus if you so request by calling MLPF&S toll-free at 1-866-500-5408.

Market-Linked Investments Classification

Market-Linked Investments come in four basic categories, each designed to meet a different set of investor risk profiles, time horizons, income requirements, and market views (bullish, bearish, moderate outlook, etc.). The following descriptions of these categories are meant solely for informational purposes and are not intended to represent any particular Market-Linked Investment or guarantee performance. Certain Market-Linked Investments may have overlapping characteristics.

Market Downside Protection: Market Downside Protection Market-Linked Investments combine some of the capital preservation features of traditional bonds with the growth potential of equities and other asset classes. They offer full or partial market downside protection at maturity, while offering market exposure that may provide better returns than comparable fixed income securities. It is important to note that the market downside protection feature provides investors with protection only at maturity, subject to issuer credit risk. In addition, in exchange for full or partial protection, you forfeit dividends and full exposure to the linked asset’s upside. In some circumstances, this could result in a lower return than with a direct investment in the asset.

Enhanced Income: These short- to medium-term market-linked notes offer you a way to enhance your income stream, either though variable or fixed-interest coupons, an added payout at maturity based on the performance of the linked asset, or both. In exchange for receiving current income, you will generally forfeit upside potential on the linked asset. Even so, the prospect of higher interest payments and/or an additional payout may equate to a higher return potential than you may be able to find through other fixed-income securities. Enhanced Income Market-Linked Investments generally do not include market downside protection. The degree to which your principal is repaid at maturity is generally determined by the performance of the linked asset. Although enhanced income streams may help offset potential declines in the asset, you can still lose part or all of your original investment.

Market Access: Market Access notes may offer exposure to certain market sectors, asset classes, and/or strategies that may not even be available through the other three categories of Market-Linked Investments. Subject to certain fees, the returns on Market Access Market- Linked Investments will generally correspond on a one-to-one basis with any increases or decreases in the value of the linked asset, similar to a direct investment. In some instances, they may also provide interim coupon payments. These investments do not include the market downside protection feature and, therefore, your principal remains at risk.

Enhanced Return: These short- to medium-term investments offer you a way to enhance exposure to a particular market view without taking on a similarly enhanced level of market downside risk. They can be especially effective in a flat to moderately positive market (or, in the case of bearish investments, a flat to moderately negative market). In exchange for the potential to receive better-than market returns on the linked asset, you must generally accept a degree of market downside risk and capped upside potential. As these investments are not market downside protected, and do not assure full repayment of principal at maturity, you need to be prepared for the possibility that you may lose all or part of your investment.

“Leveraged Index Return Notes®” and “LIRNs®” are registered service marks of Bank of America Corporation, the parent corporation of MLPF&S.